NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	3:00 P.M., Central Daylight Time, Friday, May 25, 2007

PLACE	Old Republic Building 22nd Floor Conference Center 307 N. Michigan Avenue Chicago, Illinois 60601

ITEMS OF BUSINESS	• To elect four members of the Class 2 Board of Directors, each for a term of three years.
• To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 21, 2007.

ANNUAL REPORT TO SHAREHOLDERS
Our annual report to shareholders for the year 2006 is enclosed. The Company’s Forms 10-K and 10-Q may be also accessed through our Website at www.oldrepublic.com or by writing to Investors Relations at the above address.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone.

March 30, 2007	By Order of the Board of Directors
Spencer LeRoy III Senior Vice President, General Counsel and Secretary

Page No.	Table of Contents
1	General Information
1	Voting Procedures
2	Shareholder Proposals for the 2008 Annual Meeting
2	Other Matters for the Shareholders Meeting
2	Electronic Delivery of Proxy Material
2	Expenses of Solicitation
2-3	Principal Holder of Securities
3	Compliance with Section 16(a) of the Securities Exchange Act of 1934
4	Item 1: Election of Directors
5	Continuing Directors
5	Board of Directors’ Recommendation Concerning the Election of Directors
5	Corporate Governance Overview
5-6	Procedures for the Approval of Related Person Transactions
6	Board of Directors Responsibilities and Independence
6-7	Board and Committee Membership
7	Committees of the Board
7	Executive Committee
7-8	Audit Committee
8	Audit Committee Report
8-9	Nominating Committee
9	Compensation Committee
9-10	Compensation Committee Report
10-11	Directors’ Compensation
11	Compensation Discussion and Analysis
11	Compensation Philosophy and Objectives
11	Behavior Considered when Making Compensation Decisions
12	Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts
12	Annual Salary
12	Incentive Awards
13	Stock Options
13	Other Benefits
13	Change of Control, Severance or Retirement
14	Financial Restatement
14	Tax Deductibility
14	Compensation Consultant
14	Stock Ownership Guidelines
15-16	Summary Compensation Table
16-17	Stock Options
16-17	Grants of Plan Based Awards
17	Exercise of Stock Options
17	Equity Compensation Plan Information
18	Outstanding Equity Awards at Fiscal Year End
19	Performance Recognition Plans
20	Nonqualified Deferred Compensation
20	Pension Plans
20-21	Pension Benefits
21	Employee Savings and Stock Ownership Plan
21	Republic Mortgage Insurance Company (“RMIC”) Profit Sharing Plan
21	Great West Casualty Company (“GWC”) Profit Sharing Plan
A1 - A3	Appendix
Audit Committee Charter

(ii)

Proxy Statement
OLD REPUBLIC INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 25, 2007

GENERAL INFORMATION

This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company" or “Old Republic”), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 25, 2007 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is March 30, 2007.

The proxy may be revoked at any time before it is voted by written notification addressed to the persons named therein as proxies, and mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

If the enclosed proxy is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election of the director nominees named below (or substitutes therefor if any nominees are unable or refuse to serve); and in its discretion upon any other matters which may properly come before the meeting.

The Company has one class of stock outstanding, Common Stock, $1.00 par value per share ("Common Stock"). On February 2, 2007, 231,170,576 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 2007 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

VOTING PROCEDURES

The General Corporation Law of the State of Delaware applies to the Company and specifies that unless the corporation's Certificate of Incorporation or By-laws provide otherwise, votes on matters presented at Shareholders’ Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote, (2) amendments to the Company’s Certificate of Incorporation are determined by the affirmative vote of the majority of shares outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's Certificate of Incorporation and By-laws do not provide differently.

Under Delaware law the votes at the Company's Annual Shareholders’ Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

Shares beneficially owned but registered in the name of a broker or bank will be counted for the determination of a quorum for the meeting. If the broker or bank does not vote them (a “non-vote”), they will not be counted as having voted on the proposal. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2008 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 3, 2007.

OTHER MATTERS FOR THE SHAREHOLDER MEETING

The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

ELECTRONIC DELIVERY OF PROXY MATERIAL

If you are a registered shareholder and have access to a computer and the Internet, you may receive future Annual Reports and Proxy Statements electronically. To sign up for electronic delivery, go to www.computershare.com. Once you sign up, you will no longer receive a printed copy of the Annual Report or the Proxy Statement, unless you request one. Each year you will receive an e-mail explaining how to access the Annual Report and the Proxy Statement at any time by contacting Computershare.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $6,500. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and Executive Officer of the Company; and (iii) all directors and Executive Officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 1, 2007 and (b) the percent of the class of stock so owned as of the same date:

		Amount and
		Nature of		Percent
	Name of	Beneficial		of
Title of Class	Beneficial Owner	Ownership		Class(*)

Common Stock
Shareholders’ beneficial ownership	Franklin Mutual Advisors, LLC.	16,347,149	(1)	7.1
of more than 5% of the Common	101 John F Kennedy Parkway
Stock (excluding directors)	Short Hills, NJ 07078

	AXA Financial, Inc.	13,358,936	(1)	5.8
	1290 Avenue of the Americas
	New York, New York 10104

	Franklin Resources, Inc.	12,478,919	(1)	5.4
	One Franklin Parkway
	San Mateo, California 94403-1906

	JP Morgan Chase & Co.	12,351,226	(1)	5.3
	270 Park Ave
	New York, New York 10017

		Shares Subject	Shares Held	Other Shares			Percent
	Name of	to Stock	by Employee	Beneficially			of
Common Stock	Beneficial Owner	Options (*)	Plans (*)(2)(3)	Owned (*)	Total		Class
Directors’ and	Harrington Bischof	-	-	20,239	20,239	(4)	**
Executive	Jimmy A. Dew	581,532	155,750	545,528	1,282,820	(5)	0.6
Officers'	John M. Dixon	-	-	7,896	7,896		**
beneficial	James A. Kellogg	61,407	35,289	375,562	472,258		0.2
ownership	Leo E. Knight, Jr.	-	-	11,500	11,500		**
	Peter Lardner	-	7,916	76,898	84,814	(6)	**
	Wilbur S. Legg	-	-	87,780	87,780	(7)	**
	Spencer LeRoy, III	298,119	12,413	76,716	387,248	(8)	0.2
	Karl W. Mueller	23,500	238	1,250	24,988		**
	Christopher S. Nard	334,844	8,293	1,000	344,137		0.1
	John W. Popp	-	-	19,500	19,500		**
	R. Scott Rager	42,638	14,780	-	57,418		**
	William A. Simpson	701,625	79,633	346,858	1,128,116	(9)	0.5
	Arnold L. Steiner	-	-	826,438	826,438	(10)	0.4
	Fredricka Taubitz	-	-	8,000	8,000		**
	Charles F. Titterton	-	-	11,626	11,626	(11)	**
	Dennis Van Mieghem	-	-	10,050	10,050	(12)	**
	Steven R. Walker	-	-	11,275	11,275	(13)	**
	Rande K. Yeager	27,438	16,579	9,688	53,705		**
	Aldo C. Zucaro	1,388,782	268,284	764,142	2,421,208		1.0

	Executive Officers and
	directors, as a group (21)	3,531,298	624,006	3,221,081	7,367,385		3.1

*
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

**	Less than one-tenth of one percent.
(1)
Reflects the number of shares shown in the most recent Schedule 13G filings with the Securities and Exchange Commission through February 15, 2007. Franklin Mutual Advisers, LLC reports that it has sole voting and dispositive power for all shares reported. AXA Financial, Inc. reports that it has sole voting and shared voting power for 10,447,068 and 41,881 shares, respectively, and sole and shared dispositive power for 13,344,353 and 14,583 shares respectively. Franklin Resources, Inc. reports that it has no sole or shared voting or dispositive power for any of the shares reported. JP Morgan Chase & Co. reports that it has sole and shared voting power for 10,186,773 and 1,809,300 shares, respectively, and sole and shared dispositive power for 10,109,689 and 2,152,690 shares, respectively.

(2)
Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote the Company stock held by the ESSOP, the shares of which have been allocated to the participant's account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company stock held by the ESSOP until such time as the shares of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Legg, Popp, Steiner and Zucaro. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or Executive Officer as a participant in the ESSOP or other Profit Sharing Plans sponsored by subsidiaries. Excludes those shares for which the director or Executive Officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. Includes shares of the Company’s stock held in the Bituminous Casualty Corporation 401(k) Plan for Mr. Lardner, shares of the Company’s stock held by the RMIC Profit Sharing Plan for Messrs. Dew and Simpson and shares of the company’s stock held by the Great West Casualty Corporation Profit Sharing Plan for Mr. Rager.

(4)	Includes 8,437 shares held in trust for Mr. Bischof’s benefit.
(5)	Includes 209,471 shares owned by Mr. Dew's wife.
(6)
Includes 52,343 shares held in a living trust of which Mr. Lardner's wife is the trustee and for which Mr. Lardner disclaims beneficial ownership. Excludes 8,085 shares held in trust for Mr. Larder’s wife as an income beneficiary for which Mr. Lardner disclaims beneficial ownership.

(7)	Includes 80,415 shares held in trust for Mr. Legg’s benefit and 7,365 shares held in trust for Mrs. Legg's benefit for which Mr. Legg disclaims beneficial ownership.
(8)	Includes 16,617 shares held in trust for Mr. LeRoy's benefit.
(9)	Includes 134,648 shares owned by Mr. Simpson's wife.
(10)
Includes 270,237 shares owned by Mr. Steiner directly, and 465,000 shares held in trust for Mr. Steiner's children, for which he is a co-trustee. Excludes 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(11)	Includes 2,663 shares held in trust for Mr. Titterton’s benefit.
(12)	Includes 1,250 shares owned by Mr. Van Mieghem’s wife and 125 shares held in trust for Mr. Van Mieghem’s benefit.
(13)	Includes 7,035 shares held in trust for Mr. Walker’s benefit.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Based solely on reports and other information submitted by Executive Officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2006 all reports required by Section 16(a) have been properly filed.

ITEM 1
ELECTION OF DIRECTORS

The following tables list all nominees and continuing directors of the Company. Four Class 2 Directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company does not expect such an occurrence. All of the nominees have consented to be slated and to serve as directors if elected.

On February 21, 2007, Mr. Legg, Old Republic’s longest serving director, advised that he was retiring from the Board and therefore would not stand for re-election. In accordance with the Company’s stated policy, the Board voted at its meeting on February 22, 2007 to reduce its size from 14 to 13 members effective May 25, 2007.
		Positions with Company, Business Experience and
Name	Age	Other Directorships

Nominees for Election

CLASS 2 (Term to expire in 2010)

Jimmy A. Dew	66	Director since 1980; Vice Chairman of Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years.

John M. Dixon	67
Director since 2003; Director of Amsted Industries Incorporated, Chicago, Illinois; formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002.

John W. Popp	84	Director since 1993; formerly Partner with the accounting firm of KPMG LLP until his retirement in 1982.

Dennis P. Van Mieghem	66	Director since August 2004; formerly Partner with the accounting firm of KPMG LLP until his retirement in 1998.

Continuing Members

CLASS 3 (Term to expire in 2008)

Leo E. Knight, Jr.	61
Director, since August, 2006; formerly Chairman and Chief Executive Officer of National City Mortgage Company, Dayton, Ohio, an insured of the Company’s subsidiary, Republic Mortgage Insurance Company, for more than the past five years. Mr. Knight is also a director of Merscorp, Inc.

William A. Simpson	65	Director since 1980; Chairman of Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years.

Arnold L. Steiner	69	Director since 1974; retired for more than the past five years; formerly President of Steiner Bank, Birmingham, Alabama.

Fredricka Taubitz	63
Director since 2003; until 2000, Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp.; until 1985, Partner with the accounting firm of Coopers & Lybrand, now PricewaterhouseCoopers LLP.

Aldo C. Zucaro	67	Director since 1976; Chairman of the Board and Chief Executive Officer of the Company and various subsidiaries for more than the past five years.

Continuing Members

CLASS 1 (Term to expire in 2009)

Harrington Bischof	72	Director since 1997; President of Pandora Capital Corporation since 1996; formerly Senior Advisor, Prudential Securities, Inc.

Peter Lardner	75	Director since 1985; Chairman of the Board of Bituminous Casualty Corporation, a subsidiary of the Company until his retirement in 2002.

Charles F. Titterton	65	Director since 2004; Formerly Director - Insurance Group with Standard & Poor’s Corp. until 2003.

Steven R. Walker	61
Director since 2006; formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California, which has provided legal services to Old Republic Title Company, an Old Republic subsidiary, during more than the last five years.

Board of Directors’ Recommendation Concerning the Election of Directors

  The Board of Directors recommends a vote FOR the Class 2 Directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary.

CORPORATE GOVERNANCE OVERVIEW

For several years the Company has been guided by many of the principles of director independence and qualifications now required by the rules of the SEC and New York Stock Exchange (“NYSE”). Subsequent to the promulgation of these regulations, the Company codified a number of its existing governance practices and adopted all additional practices required by these rules. A majority of the Company’s current Board membership is considered to meet the appropriate criteria for independence. The Audit, Compensation and Nominating Committees of the Board are comprised entirely of independent directors who possess the professional qualities set forth by these regulations. The Company’s Board of Directors has a Lead Director who chairs the separate meetings of the independent directors.

While information appearing on the Company’s website is not incorporated by reference in this Proxy statement, the Company’s Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers and its Code of Business Conduct and Ethics, may be viewed on line on Old Republic’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request to the Investors Relations Department at the Company’s Chicago Home Office.

Shareholders of the Company may communicate with the Board of Directors as a whole or with any individual director. The communications must be in writing and sent in care of the Company’s Secretary at the Company’s office. The Secretary will promptly forward the communications to the intended recipient.

PROCEDURES FOR THE APPROVAL OF RELATED PERSON TRANSACTIONS

In addition to its Code of Business Conduct and Ethics and a Code of Ethics for The Principal Executive Officer and Senior Financial Officers, Old Republic also has a Conflict of Interest Policy which is circulated annually to all directors and officers of the Company and its subsidiaries. This policy states that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director or employee involved is required to make a written disclosure of this matter to the Company. Pursuant to the Policy, an annual questionnaire is circulated among all directors, officers and affected employees of the Company and its subsidiaries. The Directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is the affected Director, in which case he or she is required to notify the Lead Director. Executive Officers are required to notify the Chief Executive Officer (“CEO”), unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director as appropriate. Under the Procedures, the CEO, Chairman or Lead Director as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believes that an actual or potential related party transaction exists, then he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any Director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

THE BOARD OF DIRECTORS’ RESPONSIBILITIES AND INDEPENDENCE

The Board of Directors’ main responsibility is to monitor the overall operations of the Company on behalf of the shareholders. It views its primary mission as (a) ascertaining that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders equity over the long term, while increasing the Company’s regular dividend payout; (b) ascertaining that the Company’s business is managed in a sound and conservative manner that takes into account the public interest vested in its insurance subsidiaries; and (c) providing advice to management on business opportunities and strategies. Board members are kept informed of the Company's results of operations, financial condition and proposed plans and business objectives through periodic reports provided to them by management.

The Board met four times in 2006, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and Committees on which each served. The Company does not require its Board of Directors to attend annual meetings of its shareholders. The meetings are conducted by the Chairman of the Board and Chief Executive Officer who is the designated spokesperson for the Corporation and represents the entire Board for these and other purposes.

Nine of the Company’s directors are deemed independent as that term is used in Section 303A.02 of the Listing Standards of the NYSE. Neither they nor any members of their immediate families had any relationships whatsoever with the Company during 2006 or the two years prior to that, apart from their directorships. The independent directors who are listed below have selected from among themselves a Lead Director; they met on a regular basis during 2006 in executive sessions without management present. The Lead Director position rotates among the independent directors. His or her successor is nominated by the Nominating Committee and elected by the independent directors. The Lead Director for 2006 was Arnold L. Steiner. Any interested party wishing to express concerns to the Lead Director or the independent directors may do so by writing to:

(Director’s Name)
C/O Corporate Secretary
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

The Company’s Secretary will promptly forward all such correspondence to the Lead Director or independent director to whom it is addressed.

BOARD AND COMMITTEE MEMBERSHIP (as of March 1, 2007)

	Independent	Other	Committee Membership
Director	Directors(a)	Directors(b)	Executive	Audit	Nominating	Compensation
Harrington Bischof	X		X		X(c)	X
Jimmy A. Dew		X
John M. Dixon	X				X	X(c)
Leo E. Knight, Jr.		X
Peter Lardner	X
Wilbur S. Legg (Retiring as of May, 2007)	X		X	X	X	X
John W. Popp	X		X	X(c)(d)		X
William A. Simpson		X
Arnold L. Steiner	X(e)		X		X	X
Fredricka Taubitz	X			X (d)		X
Charles F. Titterton	X			X (d)	X
Dennis P. Van Mieghem	X			X (d)		X
Steven R. Walker		X
Aldo C. Zucaro		X	X(c)
Number of scheduled meetings during 2006	4	4	5	4	4	3
Number of written consents during 2006	-	-	1	-	-	-

(a)	Independent director as that term is used in Paragraph (b)(1)(iii) of the SEC=s Rule 10A-3 and Section 303A.02 of the Listing Standards of the NYSE.
(b)	The Other Director classification includes all directors who are members of management, or do not currently meet the standard indicated at (a) above.
(c)	Chairman
(d)	Financial Experts as that term is used in Item 401(h) of the SEC's Regulation S-K.
(e)	Lead Director.

COMMITTEES OF THE BOARD

The Board of Directors has four principal standing committees:

The Executive Committee is empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By-laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee operates pursuant to a written charter. It is also authorized to evaluate the performance of the CEO and other senior executives, to review and approve the Company’s investment policy, to review and approve the Company’s dividend and capitalization policies, and to evaluate and make recommendations with regard to executive succession. The Committee also oversees the Company’s pension and Employees Savings and Stock Ownership plans.

The Audit Committee is empowered to monitor the integrity of the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and performance of the Company’s internal and independent auditors, and to appoint the Company’s independent auditors. The Committee also is required to annually make a report which is printed below. The Committee operates pursuant to a written charter approved by the Board of Directors (a copy of which is attached as Appendix A) and performs an annual self-evaluation. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may also be viewed at www.oldrepublic.com. Printed copies are also available to shareholders upon request.

The Audit Committee held four regularly scheduled meetings during 2006. In addition three other meetings were held with the Company’s independent auditors and management prior to the Company’s filing of quarterly reports on SEC Form 10-Q.

Each Audit Committee member was considered to be independent, as that term is used in paragraph (b)(1)(ii) of the SEC’s Rule 10A-3 and Section 303A.02 of the NYSE’s Listing Standards. Four members of the Committee, Messrs. Popp, Titterton, Van Mieghem and Ms. Taubitz, are deemed to qualify as audit committee financial experts, as that term is used in Item 401(h) of the SEC’s Regulation S-K. No member served on the audit committees of three or more unrelated publicly held companies.

For the year ended December 31, 2006, the Committee selected the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (“independent auditors”) to examine it’s consolidated financial statements. A member of PwC is expected to attend the Company’s Annual Meeting of Shareholders, and will be provided with an opportunity to make an appropriate statement if so desired, and be available to respond to appropriate questions. PwC’s aggregate fees incurred by the Company for professional services for the past five years are shown below. The Company has been advised that PwC’s much greater fees for 2004 through 2006 are primarily reflective of the firm’s added work to comply with its interpretation of the requirements imposed by the Sarbanes Oxley Act and the Public Companies Accounting Oversight Board.

Type of Fees	2006	2005	2004	2003	2002
Audit Fees	$ 3,791,536	$ 3,935,418	$ 6,616,745	$ 1,772,879	$ 1,408,778
Audit Related Fees (a)	392,178	569,707	456,184	344,163	275,025
Tax Fees	7,093	8,772	8,199	-	-
All Other Fees	3,390	3,000	8,411	8,145	-
Total	$ 4,194,197	$ 4,516,897	$ 7,092,539	$ 2,125,187	$ 1,683,803

(a) Includes fees relating to audits of the Company’s various benefit plans and actuarial opinions of the Company’s loss and loss adjustment expense reserves required by insurance regulations. In 2006 the audits of some of the benefit plans were performed by other auditors for aggregate fees of approximately $108,000.

The term “Audit Fees” refers to expenses covering (a) professional services rendered by PwC for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, (b) reviews without audit of financial statements included in the Company’s Forms 10-Q, and (c) services normally provided by PwC in connection with audits of statutory financial statements and regulatory filings. “Audit Related Fees” refers to fees for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. They consisted primarily of fees for actuarial opinions required for regulatory purposes on insurance subsidiaries’ claim reserves, audits of employee benefit plans, and assistance in certain state insurance department examinations. “Tax Fees” refers to fees for professional services rendered by PwC for tax compliance. The term “All Other Fees” refers to fees for products and services provided by PwC, other than those reported under the preceding categories, and consisted of charges for utilizing certain software for the Company’s Canadian insurance operations.

The Charter of the Audit Committee requires that it pre-approve all non-audit work by the Company’s independent auditors. In determining whether to approve non-audit services, the Committee considers whether the services in question facilitate the performance of the audit, improve the Company’s financial reporting process or are otherwise in the Company’s and its shareholders’ interests. All of the Audit-Related Fees, Tax Fees and All Other Fees billed to the Company in 2006 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X. The Audit Committee has determined that the other services and products provided by PwC were not incompatible with PwC’s independence as the Company’s auditors.

PwC has advised the Committee that all of its employees engaged in the Company's audit were its full-time permanent employees, and were independent of the Company. No decision has as of yet been made with respect to the selection of the independent auditor for fiscal 2007, and, accordingly the Company is unable to submit a selection to a vote of the shareholders. The selection of auditors usually takes place in late May of each year to allow sufficient time to evaluate performance and proposed audit costs.

AUDIT COMMITTEE REPORT FOR 2006

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter, the Audit Committee (“Committee”) assists the Board in fulfilling its oversight responsibilities. As part of its function, the Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for 2006.

The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. During 2006, the Committee reviewed the interim financial and other information contained in each quarterly report on Form 10-Q filed with the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, and the independent auditors prior to its filing. The Annual Report on Form 10-K was similarly reviewed. In addition, the Committee discussed with the independent auditors matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also received the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed such matters with PwC. The Committee also met regularly with the Company’s legal counsel to review the status of litigation involving the Company or its subsidiaries and ascertain that the Company complied with applicable laws and regulations.

Following all these discussions and reviews, the Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee
John W. Popp, Chairman	Fredricka Taubitz
Wilbur S. Legg	Charles F. Titterton
Dennis P. Van Mieghem

The Nominating Committee is empowered to oversee the Company’s policies relative to the size, composition and qualifications of the Board of Directors. The Committee is also authorized to establish procedures to identify and recommend qualified candidates for election to the Board, and to oversee compliance with corporate governance principles and procedures for the nomination process. The Committee operates pursuant to a written charter approved by the Board of Directors, and performs an annual self-evaluation. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. In the judgment of the Company’s Board of Directors each member of the Committee is considered independent pursuant to the Listing Standards of the NYSE.

Through the 2007 Annual Meeting date, the Board was composed of fourteen persons of whom nine were classified as independent. As previously noted, Wilbur S. Legg (84), the Company’s longest-serving director, declined to stand for re-election. It is the Company’s longer term objective to reduce the size of its Board to between nine and eleven and to aim for at least 80% representation by independent directors. In light of Mr. Legg’s retirement, the Board approved a reduction in the size of its membership by one to thirteen members concurrent with the 2007 meeting of the shareholders.

In considering director candidates, the Board of Directors seeks to identify individuals who, as a minimum, will satisfy the requirements for director independence, who are, or have been, senior executives of businesses or professional organizations, and who have significant business, financial, accounting and/or legal backgrounds useful to the Company’s operations, markets and customer services. Additionally the Board looks for candidates possessing certain critical personal characteristics, most importantly: (i) respect within the candidate’s social, business, and professional community for his or her integrity, ethics, principles and insights; (ii) demonstrated analytic ability; and (Iii) the candidate’s ability and initiative to frame insightful questions, to speak out when appropriate, to challenge questionable assumptions, and to disagree in a constructive fashion.

The Company’s insurance business is managed through four insurance segments, which, in the aggregate, are broadly diversified as to types of coverage and services provided. Each of the segments and their insurance subsidiaries are highly regulated by state and federal governmental agencies as to their business, accounting and financial reporting practices. In part as the result of the specialized nature of its businesses and their regulation, it is the Company’s view that at least two to four years are normally required for a new director to develop sufficient knowledge of the business to become a fully productive and effective contributor to the Company’s governance. Reflecting this, each director is expected to serve one or more three-year terms on both the Company’s Board, and those of one or more of its key insurance subsidiaries, and a number of Board committees. The commitment of a substantial expenditure of time for meeting preparation, meetings and travel is essential to the performance of a director’s responsibilities. Owing to the inherently long-term nature of much of the Company’s business, a demonstrated long-term orientation in a Board candidate’s business dealings is considered very important. Further, a nominee must commit to acquiring and retaining during his or her tenure on the Board, a substantial ownership in the Company’s common stock. No director may have any significant conflict of interest or enter into any transaction with the Company or any of its subsidiaries which could be perceived to affect the director’s judgment in dealing with their affairs.

The Nominating Committee evaluates and proposes candidates to the Board at large for approval and slating. It is the policy of the Nominating Committee to consider director candidates nominated by shareholders. Any name presented for consideration must be submitted to the Committee’s Chairman with a copy to the Secretary of the Corporation no later than 120 days before the anniversary of the date of the Company’s last previous proxy statement. It should be accompanied by a comprehensive description of the person’s qualifications plus additional sources of relevant information which will assist the Committee in its review of the person’s background and qualifications, and determination of fitness to serve. All candidates nominated by shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience described above. A candidate who does not satisfy the minimum criteria qualifications will not be recommended by the Nominating Committee for membership on the Board. Given the long-term, regulated nature of the Company’s business, nominees will not be considered if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term agenda and not oriented toward the demands of a regulated business vested with the public interest.

The Compensation Committee assists the Board in fulfilling its responsibility for the oversight of the Company’s benefit plans, evaluating the performance of the Company’s CEO and other Executive Officers (collectively, the “Executive Officers”), fixing their annual salaries, approving incentive and stock option awards, and reviewing and evaluating any other compensation or benefits. The Committee consults with the CEO as to the performance, compensation and awards of Executive Officers other than the CEO. The Committee is also responsible for reviewing directors’ compensation, and does so in consultation with the CEO. The Committee also is required to annually produce a report which is printed below and is subject to an annual performance self-evaluation. The Committee operates pursuant to a written charter approved by the Board of Directors. While information appearing on the Company’s website is not incorporated by reference in this Proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The Committee is composed of seven directors (six in 2006). Each member of the Committee is considered independent in the judgment of the Company’s Board of Directors and according to the listing standards of the NYSE. As part of its function, the Committee has retained an independent compensation consultant, (Frederic W. Cook & Co., Inc.), to review the Company’s compensation programs and its procedures for setting compensation for the Company’s Executive Officers. The consultant’s review included a comparison of the compensation and benefit programs of companies similar in size, operation and organization as the Company, including a review of a peer group of companies determined by the Committee to be appropriate for comparison. The Peer Group of Companies is identified in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries, nor has any Executive Officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

Compensation Committee Report for 2006

The following Report of the Compensation Committee should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

During 2006, the Committee met with the independent compensation consultant, and the Company’s management. During 2007, it further met its oversight responsibilities by reviewing and discussing with the Company’s management the CD&A contained in this proxy statement. Based upon this review and its activities during the year, the Committee recommended that the CD&A be included in this proxy statement.

Compensation Committee
John M. Dixon, Chairman	John W. Popp
Harrington Bischof	Arnold L. Steiner
Wilbur S. Legg	Fredricka Taubitz
Dennis P. Van Mieghem

Directors’ Compensation

Prior to 2007, directors of the Company received an annual retainer of $28,800, plus $2,400 for each meeting they attended of the Company’s Board or Committee as well as those of its subsidiaries. Beginning with 2007, independent directors will be receiving an annual retainer of $90,000 plus an additional annual fee of $10,000 for each committee on which they serve. If a Committee meets more than four times during a year, an additional $2,500 per meeting will be paid to the attending director. Independent directors who were formerly part of management do not serve on any committees nor receive any committee fees. Non-management directors who are not independent receive a retainer of $90,000 per year plus a fee of $3,000 for each committee whose meetings they are invited to attend. The Lead Director, Mr. Steiner, and the chairmen of the Nominating and Compensation committees, Messrs. Bischof and Dixon, respectively, each receive an additional annual retainer of $10,000. Mr. Popp as Chairman of the Audit Committee is paid an additional annual retainer of $15,000. Independent directors also serve as directors of regulated subsidiary companies. The aforementioned fee schedule for 2007 covers service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Committee for that purpose. The Committee’s recommendations are in turn voted upon by the full Board.

Non-employee directors are not currently eligible for stock option awards. Incentive compensation awards, deferred compensation awards or pensions are currently limited to eligible full time employees. Mr. Zucaro as an employee and Executive Officer of the Company has his compensation reported in the Summary Compensation Table on page 15. Messrs. Dew and Simpson as directors who are non-executive employees have their compensation reported in the Director Compensation table that follows. This table reports their salaries, the value of options awards, cash and deferred compensation awards, the exercise of stock options and the value of perquisites for the year 2006. Other than their participation in a 401(k) program sponsored by Republic Mortgage Insurance Company, (“RMIC”), a subsidiary company, neither Messrs. Dew or Simpson participate in a pension plan sponsored by the Company or any subsidiary.

The following table lists the compensation paid to each Director who is not also an Executive Officer of the Company. The Company and its subsidiaries, also, either directly pay, or reimburse directors for travel, lodging and related expenses incurred in attending meetings.

Director Compensation

(a) Name	(b) Fees Earned Or Paid in Cash (1)	(c) Option Awards	(d) All Other Compensation	(e) Total
Harrington Bischof	$106,525	-	-	$106,500
Jimmy A. Dew	197,267	$245,700 (2)	$2,013,723 (3)(4)(5)	2,456,690
John M. Dixon	74,750	-	-	74,750
Leo E. Knight, Jr.	37,740	-	-	37,740
Peter Lardner	45,075	-	266,960 (6)	312,035
Wilbur S. Legg	86,700	-	-	86,700
John W. Popp	102,375	-	-	102,375
William A. Simpson	217,267	327,600 (2)	2,384,288 (3)(4)(5)	2,929,155
Arnold L. Steiner	126,775	-	-	126,775
Fredricka Taubitz	60,000	-	-	60,000
Charles F. Titterton	69,600	-	-	69,600
Dennis Van Mieghem	76,950	-	-	76,950
Steven R. Walker	28,200	-	-	28,200

(1)
Includes Director fees paid by subsidiaries. In addition to directors’ fees of $23,100 each, Messrs. Dew and Simpson were also paid salaries of $174,167 and $194,167, respectively, as employees of RMIC during 2006.

(2)
On May 26, 2006, Messrs. Dew and Simpson received employee stock option awards under the Company’s 2006 Incentive Compensation Plan of 45,000 and 60,000 shares, respectively. These options were valued on the basis of the Black-Scholes model. The significant assumptions for this model are set forth in footnote 3 following the Summary Compensation Table on page 15.

(3)
Includes cash and deferred compensation awards of $500,000 and $725,000, respectively for Messrs. Dew and Simpson awarded under the RMIC Key Employee Plan which is similar to the Company’s cash and deferred Incentive Compensation Plan. Under the terms of that plan 50% of each award is paid immediately and the balance is deferred. Further information concerning the vesting and payment provisions of these deferred awards is in the description contained in the Performance Recognition Plans section on page 19.

(4)
Includes the realized value of stock options granted in 1997 and exercised during 2006 by Messrs. Dew and Simpson, respectively, for 112,500 and 140,625 shares. As a result of the exercise of these options, Messrs. Dew and Simpson were considered to have realized pretax gains of $1,454,877 and $1,598,906, respectively.

(5)
Includes matching contributions to the Company’s ESSOP and the RMIC 401(k) Profit Sharing Plan of $4,950 and $22,000, respectively, for both Messrs. Dew and Simpson during 2006. In addition, Messrs. Dew and Simpson, respectively, were considered to have received the following values for group life insurance: $2,591 and $2,591; for the RMIC Health reimbursement program: $3,595 and $4,381; for club dues: $9,266 and $5,188; for the personal use value attributed to vehicles supplied to them for Company purposes of $8,877 and $10,750; and for interest on deferred balance under the RMIC Key Employee Plan of $7,567 and $10,522.

(6)
Mr. Lardner received $80,475 as a payout from the Bitco Corporation (“Bitco”) KEPRP, $103,660 under a deferred compensation agreement with Bitco that ended December 1, 2006, and $82,825 as pension payments from Bitco.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Compensation levels are set to enable the Company to attract and retain key executives and other associates critical to its long-term success. The Company believes that compensation paid to Executive Officers should be closely aligned with the performance of the Company on both a short-term and long-term basis. Performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings.

Neither the CEO, CFO, nor other Executive Officers of the Company have employment contracts. Compensation for these persons is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO. The Company does not set any salary, incentive award or stock option targets or conditions for its Executive Officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, the Company attempts to make the total compensation paid to Executive Officers reflective of the financial performance actually achieved, and competitive with other companies in the insurance industry and among a peer group of companies in particular. In doing so, the Company does not measure each individual element of compensation against similar elements paid by other companies or its peer group. Nor is any compensation element or the total compensation paid to any executive based solely on comparisons with other companies or their executives. Even so, the Company believes the total compensation paid to its Executive Officers is within a median range. The companies Old Republic considered as members of its peer group for 2006 and for several prior years has been: Ace Ltd., American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Land America Financial Group, First American Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Radian Group, Inc., SAFECO Corporation, St. Paul Travelers Companies, Inc. and XL Capital Ltd.

Behavior Considered when Making Compensation Decisions
The Company rewards behavior which the Compensation Committee believes will lead to both short-term and long-term success. The Committee reviews the Company’s CEO in terms of the following characteristics:

●	Vision and planning for the Company’s future, principally on a long-term basis;
●	Strategies implemented to realize these plans;
●	Leadership qualities;
●	Judgment in making decisions regarding his plans and general management of the Company’s affairs;
●	Commitment to achieving goals, especially when faced with adversity;
●	Ability in setting and promoting the best interests of the Company’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and other stakeholders;
●	Adherence to high ethical standards that promote and protect the Company’s good name and reputation.

No particular component is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Committee reviews the other Executive Officers’ compensation in consultation with the CEO.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

The compensation paid by the Company to its CEO and other Executive Officers is usually composed of the following basic elements:
● Annual Salary;
● Incentive awards including both cash and deferred amounts;
● Stock option awards; and
● Other benefits.

Annual Salary
  The Company’s objective in establishing annual salaries is to set them at amounts which:
1)	Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and
2)	Provide a fixed, reasonable source of annual income.

The primary factors, considered in varying degrees, in setting annual salaries are:
● Business size and complexity of the operations with which the executive is associated;
● The executive’s level of responsibility and experience;
● The success of the executive’s business unit and evaluation of his or her contribution to that success.

When making these evaluations prevailing salary scales in the insurance industry, inflation rates, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each Executive Officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to Executive Officers other than the CEO himself. The Company believes its annual salary compensation level for Executive Officers is near the median for the insurance industry and its peer group.

The salaries of the Executive Officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other changes in responsibilities. Prior compensation, prior cash and/or deferred incentive awards, or prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO, CFO and other Executive Officers of the Company. The Committee attempts to balance salary levels with the other compensation paid these individuals so that their entire compensation package is constructed in relationship to their performance and duties.

Incentive Awards
       The Company uses incentive awards, comprised of both cash and deferred amounts. These awards are intended to afford eligible Executive Officers and certain key employees, an opportunity and incentive to increase their compensation. The objective of this program is to reward both Executive Officers and key associates for the successful financial performance of the Company or individual subsidiaries or operating centers with which they are associated. In making its judgment on these matters, the Committee considers how shareholder interests have been enhanced by return on equity, and increased earnings.

The performance of the Company is generally evaluated over annual and consecutive three-and five-year time frames. Incentive awards are not restricted to the CEO, CFO and other Executive Officers. Rather, they are usually widely distributed to a significant number of executive and key employees associated with the Company and many of its subsidiaries. Through 2006 the awards have provided for an immediate cash payment of 50%, with the balance of 50% being deferred. Beginning in 2007, the first $25,000 of awards is to be paid in cash and any award in excess thereof is to be split 50% between cash and deferred. Mr. Yeager’s awards have been 100% cash.

Total awards under the Company’s Incentive Compensation Plan are based on the size of a performance recognition pool. The method of determining the size of the pool, vesting of deferred awards, and the payment of deferred amounts are discussed in greater detail preceding the table for Nonqualified Deferred Compensation on page 20. When making evaluations regarding incentive awards from the pool available for that purpose, no formula, set benchmark or matrix is used. The Compensation Committee consults with the CEO and bases awards on its evaluation of the employee’s performance, long term contribution to the Company’s success, and the attainment of the basic financial goals listed above. These decisions are subjectively made by the Compensation Committee with regard to each individual and the awards primarily reflect the business judgment of each of the individual Committee members.

Incentive awards are typically made annually during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of independent auditors’ reports on the financial statements of the preceding year, and evaluation of any pertinent and significant post balance sheet events.

Stock Options
The Company believes that its CEO, CFO, Executive Officers, as well as other Company employees, who make a substantial contribution to long-term performance, should have an equity interest in the Company. To this end, the Company maintains a non-qualified stock option plan as part of its 2006 Incentive Compensation Plan. The objective of the plan is to encourage:
1) an alignment of stockholder and employee interests,
2) employee efforts to grow shareholder value, and
3) a long-term commitment by participating employees to the Company.

Accordingly, stock option grants have not been limited solely to the CEO, CFO and Executive Officers. Rather, they have been widely distributed to many of the Company’s key associates. About 480 employees, or approximately 7.6% of all employees, received such awards during 2006.

The factors considered when making stock option awards include:
● the achievements of the individual
● the overall performance of the Company
● the anticipated contributions of awardees to the Company’s future success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO, CFO and other Executive Officers is determined subjectively by the Committee using its business judgment, after consulting with the CEO. The aggregate number of option shares granted over the past five years to all employees, including the CEO, CFO and the other Executive Officers of the Company has ranged from 0.9% to 1.1% of the then outstanding common stock of the Company. The aggregate value, determined from application of the Black-Scholes option valuation model, of each of the annual option grants for the past five years has ranged from approximately 1.5% to almost 2.5% of the Company’s pretax income. Additional information regarding the Company’s option plan is contained in the Stock Options section beginning on page 16.

Option awards are made once a year, usually during the first quarter following receipt of the independent auditors’ report on the financial statement for the preceding year. The Compensation Committee approves the total pool of option shares and the options granted to the CEO, CFO, and a number of the most senior executives of the Company and its, subsidiaries. The options’ strike price, based on the then current market price of the Company’s common stock, is set concurrently. When making these awards the other sources of compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any Company action such as the release of earnings and have typically occurred during March of each year.

Other Benefits
The Company’s philosophy on compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its Executive Officers and other associates. Such benefits as are in fact given include the personal value attributed to the use of Company supplied automobiles, the personal value of club memberships, and the value of personal meals. The value of these benefits to the CEO, CFO and other listed Executive Officers are shown in the “All Other Compensation” column of the Summary Compensation Table on page 15. The Company and most of its subsidiaries provide other employment benefits that are generally available to most other employees and include: 401(k) and profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.

The Company also maintains pension plans for various subsidiaries. However, these plans have been closed to new entrants since December 31, 2004. Further, the Company maintains two Excess Benefit Plans designed to supplement the pensions of certain Executive Officers whose pension benefits were restricted by law. These Excess Benefit Plans have also been closed to new entrants since December 31, 2004. The only beneficiaries of these Excess Benefit Plans are Messrs, Dew, LeRoy, Simpson and Zucaro. Additional information regarding the Company’s Pension Benefit Plans and Excess Benefit Plans are contained in the Pension Plans section on page 20.

Change of Control, Severance or Retirement
The Company has no change of control or severance agreements such as “golden parachutes” in place for any of its Executive Officers. However, the benefit plans referred to above would be affected in limited ways by a change of control of the Company. Such an event would not result in additional compensation or benefits being paid to any Executive Officer or employee for the Company. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances.

The above notwithstanding, the Company and its Board of Directors retain the right to institute golden parachute and similar benefits for a number of its executives and other key associates immediately and at any time as circumstances may warrant to protect the Company’s business interests.

Financial Restatement
The Company has adopted a policy that it will, to the extent permitted by law, attempt to recover bonuses, deferred compensation and stock option awards made to Executive Officers where such awards were predicated upon financial results that were subsequently the subject of a restatement resulting from any benefiting executive’s illegal or fraudulent actions. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid Executive Officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of the above rule, the Company has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to Executive Officers.

Compensation Consultant
In conjunction with the discharge of its responsibilities, the Compensation Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc., who reviewed the directors’ compensation and the compensation elements of the CEO, CFO and other Executive Officers of the Company. The consultant provided updated information relative to the executive compensation of peer group companies, and reviewed the Compensation Committee procedures and the factors the Company evaluated in determining compensation.

Stock Ownership Guidelines
The Company encourages all its employees to own Company stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its senior Executive Officers and directors own shares of the Company’s stock. The Table on page 3 shows the nature and amount of such holdings.

In December, 2006, the Company formalized an equity ownership policy for its directors and senior officers. Pursuant to this policy directors are required to acquire holdings in the Company’s common stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership and the valuation of such stock is to be based upon the greater of current market value attained at any point in time or the original acquisition cost. Existing directors are given through year end 2008 to increase their holdings in the Company’s common stock to aggregate such amount.

For the most senior officers of the Company, the recommended value of common stock ownership is based upon the following multiples of the officer’s base salary:

CEO of the Company	6 times
President of the Company	4 times
Other senior officers of the Company and senior officers of
subsidiaries with allocated capital in excess of $50 million	3 times
Senior officers of subsidiaries with allocated capital of less than $50 million	1.5 times

The value of all shares of Company common stock owned directly or held in employee benefit accounts by such officers together with the value of deferred compensation accounts are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who have been associated with the Company for fewer than three years have until year end 2011 to meet the applicable requirement. Senior officers who have been affiliated with the Company for more than three years have until year end 2009 to meet the applicable requirement. Senior officers who are promoted to a position that suggests additional ownership of the Company’s common stock have three years from such promotion to meet the applicable requirement.

Summary Compensation Table

					Change in
					Pension Value
					and Nonqualified
					Deferred
Name and				Option	Compensation	All Other (5)	Total
Principal Positions	Year	Salary (1)	Bonus (2)	Awards(3)	Earnings (4)	Compensation	($)

Aldo C. Zucaro	2006	$741,146	$726,019	$1,528,800	$283,680	$20,237	$3,299,882
Chairman & Chief
Executive Officer

Karl W. Mueller	2006	341,667	266,934	68,860	15,044	9,941	702,446
Senior Vice President &
Chief Financial Officer

James A. Kellogg	2006	413,233	449,186	98,344	104,700	17,737	1,083,200
President & Chief
Operating Officer

Spencer LeRoy III	2006	400,163	344,944	349,440	130,616	12,122	1,237,285
Senior Vice President,
Secretary & General
Counsel

Christopher S. Nard	2006	333,500	784,135	262,815	-	36,138 (6)	1,416,588
Senior Vice President -
Mortgage Guaranty

R. Scott Rager (7)	2006	294,583	430,770	256,620	-	5,982	987,955
Senior Vice President -
General Insurance

Rande K. Yeager	2006	284,450	500,000	81,900	74,460	10,260	951,070
Senior Vice President-
Title Insurance
(1)
Includes director fees paid for attendance at Board of Director meetings of the Company and its subsidiaries. Effective January 1, 2007, no employee of the Company or any of its subsidiaries will receive any director fees for attending Board meetings of the Company or any of its subsidiaries. In the above table, each officer’s salary includes the following amount of director fees:

2006
Aldo C. Zucaro	$51,146
Karl W. Mueller	-
James A. Kellogg	7,400
Spencer LeRoy, III	8,496
Christopher S. Nard	13,500
R. Scott Rager	-
Rande K. Yeager	5,700
(2)
Includes the combined cash and deferred incentive compensation awards granted under the Company’s Incentive Compensation Plans or any similar plans maintained by subsidiaries of the Company. In this table, both the cash and deferred portions are attributed to the year on which the award was based, even though the award was granted in the following calendar year. These awards are split 50% each into cash and deferred amounts, except as to Mr. Yeager whose awards are 100% cash. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. The deferred portions accrue interest for awards made in 2005 and subsequent. For awards made prior to 2004 a multiplier may apply. (See the Performance Recognition Plans section on page 19.) The deferred amounts included in this column are shown without a present value discount.

(3)
The value of options is calculated pursuant to the Black-Scholes model which is also utilized in expensing stock option awards in the Company’s financial statements. The option values represent the estimated present value as of the date options were granted. The significant assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:

a)  Options are issued with an exercise price equal to the fair market value of stock on the date of grant.
b)	The term of each option is 10 years (unless such rates were otherwise shortened or forfeited due to termination of employment).
c)	An interest rate of 5.095% was used. Such rate was the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)	An expected volatility of 26.6% was used. This percentage was calculated using daily stock prices for the period prior to the grant date corresponding with the expected option life.
e) An expected annual dividend yield of 3.538% was used.

The ultimate value of the options will depend on the future market price of the Company’s common stock which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee may realize upon exercise of an option will depend on the excess of the market value over the strike price on the date the option is exercised. Pursuant to the applicable rules, the amounts shown equals that portion of the current years’ and prior years’ grants that vested during the listed year. As Messrs. Zucaro, LeRoy, Rager and Yeager would be considered fully vested based on their ages and years of service in the event of their retirement, the full value of the options granted to them is listed. For Messrs. Kellogg, Mueller and Nard the value shown represents the amount of the current year’s award that is vested plus the amount vested in the listed year for awards made in prior years. The full value of the awards subject to vesting, made in 2006 for Messrs. Kellogg, Mueller and Nard were $327,600, $191,100 and $409,500, respectively. The following section captioned “Stock Options” provides additional information concerning the vesting of stock options.

(4)
Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for 2006. The Company does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants.

(5)
Includes the Company’s matching contribution to the officers’ ESSOP account of $4,950 for 2006; the value of the Company’s group term life insurance plan treated as income; the value of the personal use of a Company supplied vehicle; and the personal value of meals and club dues incurred for Company business as shown below for the year 2006:

	Value of Term Life	Value of Vehicles	Value of Meals & Club Dues
	2006	2006	2006
Aldo C. Zucaro	$9,754	-	$5,533
Karl W. Mueller	810	-	4,181
James A. Kellogg	1,782	$7,709	3,296
Spencer LeRoy, III	3,564	-	3,608
Christopher S. Nard	204	-	4,687
R. Scott Rager	1,032	-	-
Rande K. Yeager	1,290	4,020	-
(6)	Includes $22,000 as the vested amount accrued under the RMIC Profit Sharing Plan for 2006, and the amount attributed to a health program available to RMIC employees of $4,297 for 2006.
(7)	Mr. Rager assumed additional executive duties with the Company effective July 1, 2006.

Stock Options

As previously noted, the Company maintains a non-qualified stock option plan for key employees of the Company and its participating subsidiaries. The current Plan was approved by the Company’s shareholders as part of Old Republic’s 2006 Incentive Compensation Plan (the “Option Plan”) replacing similar non-qualified stock option plans that had been in place for more than twenty-five years. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are set forth in the Compensation and Discussion and Analysis section.

The sum of option awards issued, when added to then outstanding options, may not be greater than 9% of the number of common shares issued and outstanding as of the end of the month immediately preceding the date of the awards.

The following table sets forth certain information regarding options to purchase shares of common stock granted in 2006 to the Executive Officers listed in the Summary Compensation Table:

Grants of Plan-Based Awards
		All Other Option Awards:	Exercise or	Grant Date
	Grant	Number of Securities	Base Price	Fair Value of
Name	Date	Underlying Options	of Option Awards	Option Award

Aldo C. Zucaro	5/26/06	280,000	$21.48	$ 1,528,800
Karl W. Mueller	5/26/06	35,000	21.48	191,100
James A. Kellogg	5/26/06	60,000	21.48	327,600
Spencer LeRoy, III	5/26/06	64,000	21.48	349,440
Christopher S. Nard	5/26/06	75,000	21.48	409,500
R. Scott Rager	5/26/06	47,000	21.48	256,620
Rande K. Yeager	5/26/06	15,000	21.48	81,900

The purchase price per share of Common Stock subject to an option under the Option Plan is fixed by the Compensation Committee. Such purchase price may not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. Optionees may exercise their options for shares of Common Stock.

The term of each option may not exceed 10 years from the date of grant. Options may be exercised in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing, after age 57, or becomes disabled, vesting acceleration occurs as is indicated below.

Under the Company’s prior plan, except for the grant made in 2002, which used an amended vesting schedule similar to the Plan, vesting occurs at an annual rate of 10% per year. With respect to options granted prior to 2004, an employee's right to exercise an option is accelerated if the Company's common stock closes on the NYSE above the vesting acceleration price established by the Compensation Committee for the option. The vesting acceleration price was established by the Compensation Committee at the time of grant at the higher of 150% of the market value of the common stock at the date of the grant or 150% of the book value per Common Share as of the most recent year end. The vesting acceleration price provision has been eliminated for options granted in 2004 and subsequent years and all option shares granted to Executive Officers prior to 2004 have now vested.

Under all Option Plans, a change in control of the Company or the death, disability or retirement, in good standing, of an optionee after age 57, accelerates vesting to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares.

The following table sets forth certain information regarding options to purchase shares of common stock exer-cised during 2006 by the Executive Officers named in the Summary Compensation Table:

Exercises of Stock Options

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)
Aldo C. Zucaro	-	-
Karl W. Mueller	-	-
James A. Kellogg	-	-
Spencer LeRoy, III	56,250	$670,500
Christopher S. Nard	21,938	259,526
R. Scott Rager	14,625	86,136
Rande K. Yeager	-	-

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of year end 2006. The Company only has equity compensation plans that have been approved by the Company's shareholders.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon exercise	Weighted-average	future issuance under
	of outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders	13,282,329	$17.26	7,511,981

Equity compensation plans not
approved by security holders	-	-	-

Total	13,282,329	$17.26	7,511,981

(1)
At year end 2006, the aggregate number of shares subject to outstanding options under all Company sponsored plans and grants could not exceed, at any time, 9% of the Company’s outstanding Common Stock.

The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and unexercisable option held by each individual and the date upon which each option expires.

  Outstanding Equity Awards at Fiscal Year-end 2006

	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Aldo C. Zucaro	189,844	21,094	$15.49	12/31/07
	300,000	-	14.36	12/31/10
	318,750	-	16.86	12/31/11
	346,875	-	14.37	12/31/12
	156,094	190,781	19.32	12/31/13
	28,125	84,375	18.41	12/31/14
	28,000	252,000	21.48	12/31/15
Karl W. Mueller	16,875	20,625	20.02	12/31/13
	3,125	9,375	18.41	12/31/14
	3,500	31,500	21.48	12/31/15
James A. Kellogg	3,038	338	15.49	12/31/07
	3,750	-	10.40	12/31/08
	4,219	-	6.40	12/31/09
	6,563	-	14.36	12/31/10
	7,500	-	16.86	12/31/11
	9,375	-	14.37	12/31/12
	11,250	13,750	19.32	12/31/13
	9,375	28,125	18.41	12/31/14
	6,000	54,000	21.48	12/31/15
Spencer LeRoy, III	31,640	3,516	15.49	12/31/07
	37,500	-	10.40	12/31/08
	30,000	-	6.40	12/31/09
	46,875	-	14.36	12/31/10
	46,875	-	16.86	12/31/11
	51,563	-	14.37	12/31/12
	28,125	34,375	19.32	12/31/13
	15,625	46,875	18.41	12/31/14
	6,400	57,600	21.48	12/31/15
Christopher S. Nard	22,782	2,531	15.49	12/31/07
	30,000	-	10.40	12/31/08
	28,125	-	6.40	12/31/09
	65,625	-	14.36	12/31/10
	56,250	-	16.86	12/31/11
	75,000	-	14.37	12/31/12
	33,750	41,250	19.32	12/31/13
	13,281	39,844	18.41	12/31/14
	7,500	67,500	21.48	12/31/15
R. Scott Rager	-	3,375	10.40	12/31/08
	15,000	-	16.86	12/31/11
	12,375	15,125	19.32	12/31/13
	7,188	21,563	18.41	12/31/14
	4,700	42,300	21.48	12/31/15
Rande K. Yeager	7,594	844	15.49	12/31/07
	14,063	-	16.86	12/31/12
	8,438	10,313	19.32	12/31/13
	3,438	10,313	18.41	12/31/14
	1,500	13,500	21.48	12/31/15

Performance Recognition Plans

In conjunction with the Company’s 2006 Incentive Compensation Plan, a new Key Employee Performance Recognition Plan was adopted effective as of January 1, 2005 (“2005 KEPRP”). The Company’s former plan was frozen and placed in run-off status. Under the Company's 2005 KEPRP, which is similar to it’s former plan, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other Executive Officers. Employees eligible to share in this pool are selected by the Compensation Committee in consultation with the CEO. The Compensation Committee makes the sole determination with regard to the CEO's performance, eligibility and award. After continuing plan participants are credited with a certain portion of the year's pool for any pertinent earnings multiplier, the CEO recommends the allocation of the balance of the pool to participants in the plan, other than to himself. Up to 50% of any one year’s pool amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Compensation Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Compensation Committee's evaluation of all such factors is subjective and based on the business judgment of its members.

Each year’s pool amount takes into account pre-established objectives approved by the Compensation Committee for return on equity and year over year growth in earnings. Calculation of the pool is made in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. The pool is, in turn, limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for the year. There is no prescribed limit as to how much of the year's available pool may be awarded to each participant.

Prior to 2007, there was an immediate payment in cash of 50% of any award as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of the award was deferred and vested at the rate of 10% per year of participation. Effective as of 2007, the first $25,000 of any award, including any multiplier applied to a deferred balance, will be paid in cash. For awards in excess of that amount, 50% of the excess will be paid in cash and 50% will be deferred. The deferred balance, if any, will be credited with interest at a rate approved annually by the Compensation Committee. Pursuant to the terms of the plan, participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55 following termination of employment, death, disability, retirement or a change of control of the Company. Distributions for Executive Officers can begin no earlier than six months following their termination from service.

In addition to the Plan, the Company also maintains a number of separate plans for several individual subsidiaries or operating centers. Such plans provide for the achievement of certain financial results and objectives as to each such subsidiary or operating center. Messrs. Nard and Yeager do not participate in the Company’s Plan. Rather, they participate in plans applicable to the subsidiaries and operating centers with which they are principally associated. Each of these plans operates in the same basic fashion as the Company’s Plan. The pools for each plan, including the Company’s Plan, are established according to detailed formulas that take into account the annual increase in earnings, the return on equity in excess of a minimum target percentage, and other factors pertinent to each operating center. Each separate subsidiary’s or operating center’s plan has a similar cash and deferred element, except for a few separate plans used for transaction-driven businesses, such as title insurance, which have historically been cash basis plans. Mr. Kellogg participates in both the Company’s Plan and to a smaller extent in a similar plan maintained for a separate subsidiary. Mr. Rager participates in a separate plan maintained by a subsidiary with which he was heretofore associated on a full time basis.

The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the proforma balances of such accounts as of December 31, 2006. The individuals listed had no discretion as to whether they wished to defer any awards made to them by the Company and were not permitted to voluntarily make contributions of their own to the Company’s 2005 KEPRP. The amounts shown as contributed to the named persons’ accounts for 2006 were based upon their performance for that year even though the award itself was made after year end following the receipt of the independent auditors’ reports on the financial statements of the Company, review of any significant post balance sheet events and their continued employment. Similarly, the amount earned on prior year balances and the aggregate balances for these persons are presented as of the date coincident with the calculation and making of the award in mid-March 2007.

NONQUALIFIED DEFERRED COMPENSATION

Name	Registrant Contributions	Aggregate Earnings for 2006	Aggregate Balance for 2006
Aldo C. Zucaro	$345,306	$26,019	$6,533,592
Karl W. Mueller	117,802	6,934	363,013
James A. Kellogg	207,020	11,686	1,432,227
Spencer LeRoy, III	156,789	9,944	1,578,849
Christopher S. Nard	370,000	19,135	2,132,071
R. Scott Rager	192,500	20,770	1,307,036
Rande K. Yeager	-	-	-

Pension Plans

The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (“ORI Employees Retirement Plan” or "Company Plan") for eligible employees and those of participating subsidiaries who had been employed through year end, 2004. Persons whose employment commenced on or after January 1, 2005 are no longer eligible to participate in the Company Plan but may participate in the Company’s 401(k) ESSOP. The Company Plan, which is non-contributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest “Final Average Monthly Earnings”) multiplied by the participant's years of service. Earnings include base salary and commissions, but exclude cash and deferred incentive compensation awards granted under the Company's 2005 KEPRP or the Company’s former KEPRP.

The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan ( “ORI Excess Benefit Plan”) to provide certain key executives with pension benefits in excess of those provided by the Company Plan. The ORI Excess Benefit Plan is administered by the Compensation Committee of the Board of Directors, which selects the employees to participate in this plan from those who are participants in the Company Plan. Messrs. Zucaro and LeRoy are the only approved Executive Officers who qualified for participation under the ORI Excess Benefit Plan as this plan was also terminated relative to any additional participants as of December 31, 2004.

Employees of the Old Republic National Title Group (“ORNTG”) who had been employed through year end 2003, participate in the Old Republic National Title Group Plan instead of the Company Plan. The ORNTG Plan operates in the same basic fashion as the Company’s Plan except that benefits are calculated differently. The monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, times the participant’s years of credited service limited to a maximum of 30 years. Employees who joined ORNTG on or after January 1, 2004 are ineligible to participate in the ORNTG’s Plan but may be eligible to participate in the Company’s 401(k) ESSOP.

Mr. Nard did not participate in the Company Plan because employees of Republic Mortgage Insurance Company (RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. Likewise, Mr. Rager did not participate in the Company Plan because employees of Great West Casualty Corporation participate in the Great West Casualty Profit Sharing Plan instead of the Company Plan. Both of those plans are described in following sections.

The following table sets forth the present value of the estimated annual benefits payable under the Company Plan to an employee:

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Aldo C. Zucaro	ORI Employees Retirement Plan ORI Excess Benefit Plan	29.4 29.4	$1,030,004 2,161,184	- -
Karl W. Mueller	ORI Employees Retirement Plan	1.3	18,293	-
James A. Kellogg	ORI Employees Retirement Plan	28.8	635,497	-
Spencer LeRoy, III	ORI Employees Retirement Plan ORI Excess Benefit Plan	13.5 13.5	398,480 294,528	- -
Christopher S. Nard	None	-	-	-
R. Scott Rager	None	-	-	-
Rande K. Yeager	ORNT Group Pension Plan	19.3	475,054	-
(1)
The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through 2006, except with regard to Mr. Yeager it is based on service through September 30, 2006.

Employees Savings and Stock Ownership Plan

Under the Company's 401(k) qualified ESSOP, Employees' savings, up to a maximum of 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company’s matching contribution applies to annual compensation up to a maximum of $150,000. Employer contributions are invested exclusively in the stock of the Company. Prior to 2007 employees over age 55 and with 10 years of service credited under the Plan could diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments based on their age and years of service with the Company. For the year 2007 and in each subsequent year, employees with three or more years of service as of the prior years’ end (“three years of service”) may diversity the annual contribution of Company stock into alternative investments. Further, employees with three years of service may also diversity, during 2007, one-third of the aggregate of prior years’ contributions of Company stock; during 2008, one-half of the remaining balance of contributions of Company stock; and during 2009, all of the prior contributions of Company stock. For employees with three years of service and who were over age 55 at December 31, 2005, all prior years’ contributions of Company stock may be diversified into alternative investments at any time. The alternative investment choices include a number of publicly traded stock and bond mutual funds. Employees may also change their investments from the alternate investments permitted into investments in the Company’s stock. However, the number of times an employee may change their investments into or out of the Company’s stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and are subject to minimum distribution requirements set out in Treasury regulations under the Internal Revenue Code. At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company’s common stock.

Republic Mortgage Insurance Company (“RMIC”) Profit-Sharing Plan

Mr. Nard participates in the Company’s ESSOP as well as in the RMIC Profit Sharing Plan, a 401(k) qualified plan. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase the Company’s common stock as an investment option. RMIC Profit Sharing Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.

Great West Casualty Company (“GWC”) Profit Sharing Plan

Mr. Rager participates in the Company’s ESSOP as well as in the GWC Profit Sharing Plan, a 401(k) qualified plan. The GWC Profit Sharing Plan covers substantially all employees of GWC and its affiliates. Under the terms of the plan, employees may contribute up to 6% of their pay on a pretax basis and up to 10% of their pay on an after tax basis. Contributions are subject to an annual maximum (set at $11,000 in 2002) which increases annually to reflect changes in the cost of living. GWC matches 25% of any pretax contribution and at the discretion of GWC’s Board of Directors may make additional contributions as determined annually. Employees’ share in discretionary contributions on a proportional basis according to their earnings. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. GWC Profit Sharing Plan participants’ interest vests in increments of 20% of the Company’s contributions after two years of service and are 100% vested after six years of service. Benefits are payable upon normal retirement at age 65 and earlier upon death or permanent disability. Upon retirement a participant may elect a lump sum distribution or a direct rollover into an Individual Retirement Account.

This Proxy Statement is filed by order of the Board of Directors.

                SPENCER LEROY, III
                Senior Vice President,
                General Counsel, and
                Secretary
Chicago, Illinois
March 30, 2007

Appendix A

AUDIT COMMITTEE CHARTER

COMMITTEE’S PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors of Old Republic International Corporation (the “Corporation”): (A) to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation and the effectiveness of the Corporation’s internal controls over financial reporting, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and independent auditors; and (B) to prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

COMMITTEE MEMBERSHIP

The Committee shall consist of not less than three members of the Board, one of whom shall be designated as the chairperson, appointed by the Board upon the recommendation of the Board’s Nominating Committee. Each appointed member must meet the independence and experience requirements under the rules of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the “Act)”, and the rules promulgated by the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”). At least one member must be an “audit committee financial expert” as defined by the Commission. No Director shall be eligible for appointment to the Committee if he or she serves on the audit committees of more than two other publicly held companies.

COMMITTEE MEETINGS

The Committee shall meet as often as it determines, but not less frequently than once every fiscal quarter. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. A majority of the Committee members, present in person or by conference telephone or other conferencing equipment, shall constitute a quorum. The Committee may form subcommittees consisting of one or more members for any purpose it deems appropriate and may delegate to such subcommittee(s) such power and authority as the Committee deems appropriate, other than power or authority which the Committee is required by law or regulation or listing standard to exercise as a whole.

DUTIES AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors. The Committee shall approve all audit engagement fees and terms, shall discuss with the independent auditor the planning and staffing of the annual audit, and shall approve all non-audit engagements that may be performed by the independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall be directly responsible for the oversight of the independent auditors, including resolution of disagreements between management and the independent auditors.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

As to Financial Statement and Disclosure Matters:

1.
Review and discuss with management and the independent auditor the Corporation’s annual audited financial statements, including footnotes and disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any changes in the Corporation’s selection or application of accounting principles, any major issues as to the effectiveness of the Corporation’s internal controls over financial reporting and any steps being adopted in light of significant deficiencies or material weaknesses.

4.	Review and discuss with the independent auditors:

(a)	All critical accounting policies and practices that are used.

(b)
Any major recommended alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the possible use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management such as any management letter or schedule of unadjusted differences.

5.
The Chief Executive Officer and/or the Chief Financial Officer shall discuss with the Committee or its Chairman any change in accounting policies, material charges or credits, and departures in disclosures or presentation in the Corporation’s quarterly earnings release prior to the issuance of any release so affected.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives and any off-balance sheet structures on the Corporation’s financial statements.

7.
Discuss periodically with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

8.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.
Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

As to Oversight of the Corporation’s Relationship with the Independent Auditor:

10.	Review and evaluate the lead partner of the independent auditor team.

11.
At least annually, evaluate the independent auditor’s qualifications, performance and independence. In making its evaluation, the Committee shall take into account the opinions of management of the Corporation and the Corporation’s internal auditors. The Committee shall further ensure the rotation of the lead audit partner at least every five years. The Committee shall decide as to whether the Corporation is obtaining high quality audits and whether rotation of the independent auditing firm would be appropriate.

12.	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

As to Oversight of the Corporation’s Internal Audit Function:

13.	Review the appointment and replacement of the senior internal auditing executive.

14.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

15.
Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit, taking costs and benefits into account.

As to Compliance Oversight Responsibilities:

16.
Obtain reports from management, the Corporation’s senior internal auditing executive and the independent auditor that the Corporation and its subsidiaries are in compliance with applicable legal and regulatory requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Corporation’s policies and procedures regarding compliance.

17.
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting and financial reporting matters, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding material accounting or auditing matters.

18.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s accounting policies, internal controls over financial reporting and financial statements and disclosures.

19.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

LIMITATION OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.